Sphere 3D Corp. Provides May 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - June 13, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for May 2023.

Key Highlights:

  77.7 Bitcoin were mined in May, up 118% from April and up 518% year-over-year
  Month-end operating hash rate increased to 1.0 EH/s
  Operations achieved 92.1 BTC/EH efficiency
  Uptime was 89%

Metrics	May 2022	April 2023	May 2023
Bitcoin Mined	12.6	35.6	77.7
Bitcoin Sold	0.0	41.3	70.9
Mining Revenue*	$0.4 million	$1.0 million	$2.1 million
Bitcoin Holdings	37.0	25.7	22.3
Deployed miners	~1,000	~4,330	~9,995
Month End Deployed Hash Rate (EH/s)	100 PH/s	0.4 EH/s	1.0 EH/s
*Unaudited

CEO Comments

"In May, we mined a record 77.7 Bitcoin and energized an additional 5,663 Bitmain S19J Pros at our hosting partner sites to reach a total of 1.0 EH/s by month-end," said Patricia Trompeter, CEO of Sphere3D. "By the end of June, we expect to be close to completing our near-term goal of 1.3 EH/s installed hash rate by energizing an additional 2,400+ miners that are currently in-transit and are expected to arrive at our hosting sites within the next few weeks. Once all 1.5 EH/s are fully operational in the month following, we expect to be delivering positive operating cash flows on a run-rate basis at current market levels."

Litigation Update

Core Scientific - As previously disclosed by the Company, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits. Core subsequently filed for restructuring under Chapter 11 on December 21, 2022, citing burdensome debt obligations as a result of rising energy prices and the decline in the price of bitcoin. With recent publicly filed documents, it appears that Core is closer to stabilizing their operations. The Company continues to work with their litigators and the US Bankruptcy court to monitor the progress. Sphere 3D has engaged counsel and relentlessly pursuing every available option to recover its funds.

Compute North - The Company continues to work with Compute North and their bankruptcy lawyers for the return of their deposit through the Chapter 11 process. As previously disclosed, the Company filed their financial claim with the US Bankruptcy Court in February 2023, and must wait for the process to continue.

Gryphon - On April 7, 2023, Sphere 3D filed a suit against Gryphon Digital Mining, Inc ("Gryphon") in the U.S. District Court for the Southern District of New York. The Company alleges that Gryphon materially and maliciously breached its obligations to Sphere, both its contractual duties under a Master Services Agreement dated August 19, 2021, its fiduciary duties as a custodian of Sphere's assets as well as several other breaches. Sphere 3D seeks redress for Gryphon's alleged default and is fully committed to assiduously advancing the legal action.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com